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                                                                    EXHIBIT 23.9

                         CONSENT OF PIPER JAFFRAY INC.

     We hereby consent to the use of our name in the Registration Statement of CUC International Inc. (Reg. No. 333-18717) and to the inclusion of our opinion dated October 4, 1996 therein.

     In giving the foregoing consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.


                                  PIPER JAFFRAY INC.


Minneapolis, Minnesota

December 30, 1996